                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported) March 17, 2006

                                 Glowpoint, Inc.
                                 ---------------
             (Exact name of registrant as specified in its Charter)



         Delaware                      0-25940                 77-0312442
         --------                      -------                 ----------
(State or other jurisdiction         (Commission             (I.R.S Employer
      of incorporation)              File Number)           Identification No.)


225 Long Avenue, Hillside, NJ                                      07205
------------------------------                                     -----
(Address of principal executive offices)                         (Zip Code)

Registrant's telephone number, including area code   (973) 282-2000

                                 Not Applicable
                                 --------------
          (Former name or former address, if changed since last report)

ITEM 2.02. RESULTS OF OPERATIONS AND FINANCIAL CONDITION

         Glowpoint is publishing its restated financial statements for the year ended December 31, 2004 via this Report on Form 8-K. The restated financial statements, attached hereto as Exhibit 99.1, are incorporated herein by reference. Because we have not yet completed the restatement of our financial statements for 2002 or 2003, we are not yet able to file an amended Report on Form 10-K. Accordingly, we are furnishing this information via Form 8-K.

         Set forth below is the Management's Discussion and Analysis of Financial Condition and Results of Operations for the restated consolidated financial statements for the year ended 2004. We have also issued a press release dated March 17, 2006 announcing the availability of our restated financial statements for the year ended December 31, 2004. A copy of the press release is furnished as Exhibit 99.2.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

       The following discussion should be read in conjunction with our restated consolidated financial statements for the year ended December 31, 2004 and the notes thereto filed as an exhibit to this Report on Form 8-K. All statements contained herein that are not historical facts, including, but not limited to, statements regarding anticipated future capital requirements, our future development plans, our ability to obtain debt, equity or other financing, and our ability to generate cash from operations, are based on current expectations. The discussion of results, causes and trends should not be construed to imply any conclusion that such results or trends will necessarily continue in the future.

       The statements contained herein, other than historical information, are or may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, and involve factors, risks and uncertainties that may cause our actual results in future periods to differ materially from such statements. These factors, risks and uncertainties include market acceptance and availability of new video communication services, the nonexclusive and terminable at will nature of sales agent agreements, rapid technological change affecting demand for our services, competition from other video communication service providers, and the availability of sufficient financial resources to enable us to expand our operations, as well as other risks detailed from time to time in our filings with the Securities and Exchange Commission.

OVERVIEW

       Glowpoint, Inc. ("Glowpoint" or "we" or "us"), a Delaware corporation provides comprehensive video communications services over its carrier-grade IP based subscriber network enabling users to connect across the United States, as well as to business centers around the world. Prior to 2004, Glowpoint, then known as Wire One Technologies, Inc., sold substantially all of the assets of its video solutions (VS) business to an affiliate of Gores Technology Group (Gores). See Note 4 to the consolidated financial statements for further information.

       On April 20, 2004, we entered into an agreement with Tandberg, Inc., a wholly owned subsidiary of Tandberg ASA (OSLO:TAA.OL), a global provider of visual communications solutions. As part of the agreement, we acquired for $1.00 certain assets and the customer base of Tandberg-owned Network Systems LLC (successor to the NuVision Companies). Network Systems customers, primarily ISDN-based video users, obtained immediate access to our video bridging and webcasting services. As part of the agreement, Tandberg's corporate use of IP video communications and other telecommunications services, formerly purchased through Network Systems, is being provided exclusively by us under a multi-year agreement. In addition, we assumed contractual commitments with AT&T, MCI and Sprint from Network Systems, which have been consolidated into new agreements with these carriers. Tandberg named the Glowpoint Certified Program as a recognized external testing partner for its hardware and software products. The transaction was accounted for following purchase accounting under Statement of Financial Accounting Standard ("SFAS") No. 141, "Business Combinations". In applying SFAS No. 141, the fair value of tangible assets acquired and liabilities assumed were nominal. Accordingly, we did not record any value of intangible assets acquired.

       On December 7, 2004, we entered into a strategic partnership with Integrated Vision, an Australian video conferencing solution provider with a dedicated IP-based network for global video communications. The agreement is our first international interconnection agreement for "Glowpoint Enabling" an existing IP communications network, i.e., delivering our patent-pending video communication applications over a partner's existing IP bandwidth. Integrated Vision is responsible for the sales, marketing, operations and customer support of the Glowpoint branded service in Australia.

       In 2005, we entered into a strategic alliance with Sony Electronics, Inc. to create and launch a complete, Sony customized, user friendly video communication solution focused on broadening the use of IP-based video in and out of traditional office environments. The Sony service, powered by Glowpoint, is designed to bring together Sony's state-of-the-art line of video conferencing systems with our patent-pending advanced IP-based video applications and network services. The two companies are also developing joint initiatives to support the growing use of IP-based video for more diverse and innovative applications, including the broadcasting production segment where Sony is a recognized leader in providing customers with advanced audio and video equipment and systems. Through a "private label" arrangement, the two companies plan on delivering a customized Sony experience that will allow subscribers to see and talk to anyone, anywhere around the world regardless of network technology and device. Additionally, as part of the alliance and to support development of the new service, Sony will install the Glowpoint powered solution into a number of their office locations in the U. S.

       On March 14 2005, we announced the closing of a private placement that raised gross proceeds of $10.15 million from several unrelated institutional investors, including existing and new shareholders. Under the terms of the financing, we issued approximately 6,766,667 common shares. Additionally, we issued to the investors approximately 2,706,667 common stock purchase warrants at an exercise price of $2.40 per share. The proceeds of the financing will be used for working capital requirements. We issued shares and warrants directly to the purchasers under an effective universal shelf registration statement.

RESTATEMENT AND RELATED MATTERS

       On June 2, 2005, we dismissed our independent accounting firm, BDO Seidman LLP, for geographic reasons, and retained the independent accounting firm of Eisner LLP. In the course of its initial assessment of our December 31, 2004 balance sheet, Eisner raised certain issues relating to property and equipment. Our internal accounting team looked into the matter and subsequently concluded, on a preliminary basis, that the costs associated with certain purchases of videoconferencing equipment for resale and certain other operating costs that represented cost of revenue had erroneously been capitalized as property and equipment.

       These preliminary conclusions were discussed at a meeting of our board of directors on July 21, 2005. At that meeting, our Audit Committee determined to undertake an independent investigation of the matter. Following that meeting, our internal accounting team conducted a further review of the audited financial statements for 2002 through 2004 and held several discussions with our former CFO. Based on these discussions, on August 2, 2005, we concluded that our financial statements for fiscal years 2002 through 2004 (and the related quarters) and the quarter ended March 31, 2005 needed to be restated and should no longer be relied upon.

       We requested that BDO Seidman audit our restated consolidated financial statements for fiscal years 2002 through 2004 and review our condensed consolidated financial statements for the applicable inclusive interim periods and the the quarter ended March 31, 2005, which BDO Seidman declined. We have restated our consolidated financial statements as of December 31, 2004 and for the year then ended. We have also restated our unaudited condensed consolidated financial statements for the interim periods within 2004. We have described the specific impact of the restatement in the more detailed discussion below.

       Our internal accounting team is working diligently to complete our fiscal 2005 results. Restating financial statements for fiscal years 2002 and 2003 will require significant additional time and resources, primarily because of the following reasons:

o During 2003, we completed the sale of our video solutions (VS) business to Gores. As part of the sale, we transferred four data communication servers which contained various documents and audit support workpapers associated with the books and records of the VS business for all periods prior to the sale. We did not retain backups of the information on those servers and we just recently received data downloads from such servers. Gores was only able to locate three of the four servers transferred.

o We may not be able to quantify inventory in periods prior to 2004. Effective with the sale to Gores, we no longer owned any inventory and BDO Seidman was the only auditor who observed the physical inventory counts that affect those periods. To date, we have not begun to verify such inventory amounts, which will be necessary in order to complete a restatement of our consolidated financial statements for the years ended December 31, 2002 and 2003. We will take all available actions to gain access to the BDO Seidman workpapers.

       At this time, we cannot determine whether the resolution of the above items will enable us to restate fiscal years 2002 and 2003 in a reasonable amount of time or at all.

       AUDIT COMMITTEE INVESTIGATION. The Audit Committee commenced its independent investigation following the July 21, 2005 board meeting. The Audit Committee hired independent counsel, the law firm of Kronish Lieb Weiner & Hellman LLP, to conduct the investigation. Kronish Lieb retained a forensic audit firm, Alix Partners LLP, to assist in the investigation. The investigation was concluded in late September 2005 and found that expenses associated with services provided to and equipment purchased by customers during 2001 through 2003 were improperly capitalized as additions to our fixed assets, and that such practices affected our 2001 through 2004 financial statements. The Audit Committee investigation also found that, during the same period, some of the amounts associated with practices described in the preceding sentence were written off in subsequent accounting journal entries that were themselves improper, and that similarly improper additions to our fixed assets continued even after such write-offs had occurred. Our prior CFO, who participated in these practices and under whose supervision they occurred, left Glowpoint in April 2005 after the planned relocation of the finance department from New Hampshire to our headquarters in New Jersey. In addition to issues affecting fixed assets, the investigation found that during the relevant period we lacked adequate internal accounting controls. Finally, the investigation identified certain areas that warrant further review, including past revenue recognition practices when we were a reseller of videoconferencing equipment, costs allocated to the accounting associated with the Gores transaction and internal reallocation of communication costs.

       As noted above, the Audit Committee investigation found that during the relevant periods being restated, we lacked adequate internal controls. A material weakness in internal controls is a significant deficiency, or a combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will be not be prevented or detected. We believe that the material weakness arose as the result of aggregating several significant deficiencies, including: inadequate review and approval of journal entries in the financial statement preparation process and a lack of supporting documentation and assumptions used therein, an insufficient number of technical accounting and public company reporting personnel in the finance department, the absence of a formal monthly closing process and subsequent formal reporting of monthly financial statements and account variance analysis. Additionally, our finance office was located in New Hampshire and our headquarters was located in New Jersey.

       The Audit Committee investigation further found that our current management has instituted improved internal accounting controls, including the hiring of the current CFO based in New Jersey and the subsequent relocation and restaffing of the finance organization to our headquarters in April 2005. Our restaffing included a corporate Controller who has over twenty years experience in public company reporting, has earned his CPA and will become our acting CFO in April 2006. We also instituted a formal monthly closing process, including account analysis, oversight of all closing processes, formal monthly review of the financial statements and the implementation of monthly written reports to the Board of Directors. We are continuing to evaluate and improve our internal control procedures, where applicable.

       SEC INQUIRY. On August 2, 2005, we contacted the Securities and Exchange Commission to notify it of our determination to restate our financial statements. On August 3, 2005, the SEC notified us that it was conducting an informal inquiry into our reported accounting issues. The SEC has met with our outside counsel as well as counsel to the Audit Committee. The SEC also sent us a document production request on October 27, 2005, and we responded to the request on November 14, 2005. The SEC has also recently contacted our former CFO and BDO Seidman LLP, our former independent accounting firm.

       DELISTING. On August 16, 2005, we received a letter from the Nasdaq National Market indicating that our common stock would be delisted from Nasdaq because of our failure to timely file our Form 10-Q for the quarter ended June 30, 2005. We requested and were granted a hearing to seek a conditional listing exception. The hearing occurred on September 15, 2005. On October 3, 2005, the Nasdaq Listing Qualifications Panel notified us that our common stock would be delisted from the Nasdaq National Market effective with the open of business on October 5, 2005. Our common stock now trades over the counter in the pink sheets under the symbol "GLOW.PK".

    Results of Operations

       The following table sets forth, for the year ended December 31, 2004 (the 2004 period), information derived from our restated consolidated financial statements expressed as a percentage of our revenues:

Revenue .......................................................     100.0%
Cost of revenue ...............................................     101.0
                                                                    -----
Gross margin (loss) ...........................................      (1.0)
                                                                    -----
Operating expenses:
   Research and development ...................................       6.8
   Sales and marketing ........................................      20.6
   General and administrative .................................      74.2
                                                                    -----
Total operating expenses ......................................     101.6
                                                                    -----
Loss from operations ..........................................    (102.6)
                                                                    -----
Other (income) expense:

   Amortization of deferred financing costs ...................       2.8
   Interest income ............................................      (0.6)
   Interest expense ...........................................       0.4
   Gain on marketable securities ..............................      (0.8)
   Other income ...............................................     (31.5)
   Amortization of discount on subordinated debentures ........      16.7
   Increase in derivative liability ...........................       0.8
   Loss on exchange of debt ...................................       4.7
                                                                    -----
Total other (income) expense, net .............................      (7.5)
                                                                    -----
Net loss ......................................................     (95.1)
Preferred stock dividends .....................................      (2.3)
                                                                    -----
Net loss attributable to common stockholders ..................     (97.4)%
                                                                    =====

YEAR ENDED DECEMBER 31, 2004

       REVENUE. Revenue was $15.9 million for the 2004 period. Contractual revenue was $12.0 million. Contractual revenue, which includes subscription and related revenue as reported previously plus NuVision revenue directly related to those customers that are under contract, is a new sub-category resulting from the NuVision acquisition completed in the June 2004 quarter. The most significant component of this category, Glowpoint subscription revenue, was $10.3 million. The second category of contractual revenue is from the NuVision customer base and totaled $1.7 million for the 2004 period. Non-contractual revenue was $3.9 million for the 2004 period. Non-contractual revenue includes Glowpoint non-subscription revenue (our event-driven category of revenue), including bridging revenue and NuVision revenue of $1.1 million generated by customers that were not under contract.

       Restatement Impact: Revenue for the year ended December 31, 2004 was reduced by $128,000. We have deferred the recognition of revenue associated with installations services from 2002 and 2003 over a 24 month period (the estimated average life of a subscription based customer). Previously, we recognized installation revenue at the time such services were completed. This change had the impact of increasing 2004 revenue by $160,000. This increase was offset by a reduction in revenue of $94,000 associated with sales tax charged to customers that was erroneously classified as revenue; a reduction of $128,000 related to billing errors that were subsequently corrected, but erroneously reclassified from previously reported revenue and charged to the allowance for doubtful accounts and a reduction of $45,000 related to an insurance claim payment to us that was erroneously classified as revenue.

       COST OF REVENUE. Cost of revenue was $16.0 million for the 2004 period. Infrastructure costs (defined as backbone-related costs of network) were $4.1 million in the 2004 period. Access costs (defined as costs of connecting subscriber locations to the network) were $6.5 million. Other additional costs of revenue of $5.4 million include costs associated with the NuVision revenue, depreciation, ISDN network costs and costs of personnel and other expenses associated with bridging services.

       Restatement Impact: Cost of revenue was increased by $3,177,000. For the year ended December 31, 2004, approximately $2,216,000 was erroneously capitalized as property and equipment rather than being charged to cost of revenue. In addition, we recomputed the amount of our network costs allocated to cost of revenue, research and development, sales and marketing and general and administrative expenses to properly reflect costs associated with the various departments that used the internal network, which resulted in an increase to cost of revenue of $297,000 Cost of revenue has been increased by $160,000 for costs associated with the increase in installation revenue and adjustments to the deferral of 2004 installation fees. Depreciation expense of $343,000 previously allocated to sales and marketing and general and administrative expenses has been reclassified to cost of revenues associated with bridging services. Additionally, we recomputed the amount of certain circuit costs that were allocated to Gores and previously charged to the sale of the VS equipment business and have decreased the amount allocated during 2004 by $373,000 and increased cost of revenue. Cost of revenue was decreased by $173,000 to apply credits from telecommunication carriers to the appropriate period.

       RESEARCH AND DEVELOPMENT. Research and development expense, which include the costs of the personnel in this group, the equipment they use (including depreciation expense) and their use of the network for development projects was $1.1 million for 2004. Research and development expense as a percentage of revenue was 6.8%.

       Restatement Impact: Research and development expenses were decreased by $355,000, principally due to a reclassification of $408,000 to general and administrative expenses.

       SALES AND MARKETING. Sales and marketing expense of $3.3 million for the 2004 period includes the salaries of our direct sales force and marketing personnel and sales engineers. In addition, this expense category includes sales commissions, costs of equipment used (including depreciation) and the use of our network by personnel in this category; travel costs and costs associated with various marketing programs and trade show participations. Sales and marketing expense, as a percentage of revenues, was 20.6% for the 2004 period.

       Restatement Impact: Sales and marketing expenses, previously referred to as selling, were reduced by $4,784,000 for the year ended December 31, 2004. The Company has reclassified to general and administrative expenses $3,656,000 that was previously classified as selling expenses, which relate principally to customer service, engineering and certain other operating expenses. In addition, the Company had previously allocated $1,055,000 of network costs to selling expenses during 2004. We have determined that only $238,000 of such costs are attributable to sales and marketing expenses and $817,000 has been reclassified principally to costs of revenue and general and administrative expenses. Sales commission expense has been reduced for $124,000 that should have been expensed prior to 2004 has been reclassified to 2003. Such expenses should have been recognized in the period incurred. Additionally, sales and marketing expense has been reduced by $204,000 relating to an improper accrual of sales commissions.

       GENERAL AND ADMINISTRATIVE. General and administrative expense was $11.8 million for the 2004 period. General and administrative expense includes $6.0 million of direct corporate expenses related to costs of personnel in the various corporate support categories, including executive, finance, human resources and information technology. We also include in this category the costs associated with being a publicly traded company, such as legal and accounting fees and various filing and listing fees, as well as bad debt expense related to potential uncollectible trade accounts receivable and applicable equity-based compensation charges. General and administrative expense as a percentage of revenue was 74.2%.

       Restatement Impact: General and administrative expenses were increased by $3,303,000. The Company has reclassified to general and administrative expenses $4,064,000 that was previously classified as selling ($3,656,000) and research and development ($408,000), which relate principally to customer service, engineering and certain other operating expenses. Depreciation expense was reduced by $1,938,000 reflecting the previously discussed reduction of fixed assets and a reclassification of depreciation expense related to bridging revenue. The re-allocation of network costs from sales and marketing expenses resulted in an increase in general and administrative expenses of $472,000. An accrual for severance expense in 2004 for $133,000 has been eliminated since the individual had not been terminated. General and administrative expense was increased by $388,000 to reflect arbitration expenses of $180,000 and additional legal expense of $208,000 incurred with regard to such arbitration, which had previously been charged to the loss on the sale of the VS equipment business to Gores. We recognized $300,000 of expense related to sales tax. Additionally, bad debt expense was decreased by $107,000, including $128,000 that was reclassified as a reduction in revenue. Various additional adjustments resulted in an aggregate increase to general and administrative expenses of $257,000.

       OTHER INCOME. Other income was $1.2 million in the 2004 period and includes $5 million recognized in connection with the acquisition by Gores of V-SPAN, pursuant to our agreement with Gores. Offsetting this fee was accelerated amortization of the discount on our subordinated debentures and related deferred financing costs totaling $3.1 million resulting from the exchange of subordinated debentures for preferred stock, common stock and a modification to related warrants. In addition, we recognized a $0.7 million loss on the exchange.

       Restatement Impact: Other income was increased by $678,000. As a result of correcting the accounting for the issuance of the subordinated convertible debentures we reduced the amortization of the related discount by $500,000 and recognized amortization of deferred financing costs of $448,000. The Company had previously overstated the discount by $1,489,000, which was partially offset by overstating amortization by $989,000 as of January 1, 2004, due to the overstatement of the discount and by following the straight line method of amortizing the discount rather than the effective yield method. As a result of correcting the accounting for the exchange of the subordinated convertible debentures for Series B convertible preferred stock, warrants and a modification to warrants, we reduced the loss on the exchange of debt by $611,000. The Company had previously recognized a loss on the exchange of $1,354,000, which included the excess of the fair value of the common stock underlying the Series B convertible preferred stock ($5,499,000) over the face amount of the subordinated convertible debentures ($4,888,000) in the loss on exchange. However the subordinated convertible debentures were convertible into the same number of common shares as the Series B convertible preferred stock and, accordingly, had the same fair value. The loss on the exchange has been reduced to $743,000, representing the fair value of the common shares and the incremental fair value from the warrant modification, which were included in the exchange. Additionally, we recorded other expense of $134,000 associated with the increase in the estimated fair value of the derivative liability associated with registration rights.

       NET LOSS. Net loss attributable to common stockholders was $15.5 million, or $0.42 per basic and diluted share in the 2004 period. Before giving effect to the aggregate $0.4 million in preferred stock dividends on series B convertible preferred stock in the 2004 period, we reported a net loss of $15.1 million for the 2004 period.

LIQUIDITY AND CAPITAL RESOURCES

       At December 31, 2004, we had working capital of $3.6 million. We had $4.5 million in cash and cash equivalents at December 31, 2004. We received $12.4 million of net proceeds from the February 2004 private placement of common stock and net proceeds from the exercise of stock options and warrants of $0.6 million offset by the funding of the $9.2 million usage of cash in operations in the 2004 period and the purchase of $1.1 million of network, equipment and leasehold improvements.

       In January 2004, in exchange for the cancellation and termination of our outstanding subordinated debentures with an aggregate face value of $4,888,000 and forfeiture of any and all rights of collection, claim or demand under the debentures, we issued to the holders of the debentures (i) an aggregate of
203.667 shares of Series B convertible preferred stock and (ii) an aggregate of 250,000 shares of restricted common stock; and reduced the exercise price of the warrants to purchase shares of our common stock issued pursuant to the original purchase agreement from $3.25 to $2.75. As a result of this exchange, the $2.7 million of discount on subordinated debentures as of December 31, 2003 was written off to expense in the first quarter of 2004.

       In February 2004, we raised net proceeds of $12.4 million in a private placement of 6,100,000 shares of our common stock at $2.25 per share. We also issued 1,830,000 warrants to purchase shares of our common stock at an exercise price of $2.75 per share. The warrants expire on August 17, 2009. The warrants are subject to certain anti-dilution protection. In addition, we issued to our placement agent five-year warrants to purchase 427,000 shares of common stock at an exercise price of $2.71 per share.

       In March 2005, we entered into a common stock purchase agreement with several unrelated institutional investors in connection with the offering and sale of (i) an aggregate of 6,766,667 shares of our common stock and (ii) warrants to purchase up to an aggregate of 2,706,667 shares of our common stock. We received proceeds from this offering of approximately $10.15 million, less our expenses relating to the offering, which were approximately $760,500, a portion of which represents investment advisory fees totaling $710,500 to Burnham Hill Partners, our financial advisor. The warrants are exercisable for a five-year term and have an exercise price of $2.40 per share. The warrants may be exercised by cash payment of the exercise price or by "cashless exercise."

       The following summarizes our contractual cash obligations and commercial commitments at December 31, 2004, and the effect such obligations are expected to have on liquidity and cash flow in future periods.


   CONTRACTUAL OBLIGATIONS         TOTAL          2005          2006         2007          2008          2009
                                -------------  ------------ ------------- ------------ ------------- -------------
Purchase obligations (1)......  $13,826,667    $4,713,200   $ 3,680,000   $2,266,800   $ 2,000,000   $ 1,166,667
Operating lease obligations...      242,711       242,711            --           --            --            --
Capital lease obligations.....       35,373        35,373            --           --            --            --
                                -------------  ------------ ------------- ------------ ------------- -------------
       Total..................  $14,104,751    $4,991,284   $ 3,680,000   $2,266,000   $ 2,000,000   $ 1,166,667
                                -------------  ------------ ------------- ------------ ------------- -------------


(1) Under agreements with providers of infrastructure and access circuitry for our network, we are obligated to make payments under commitments ranging from 0-5 years.

Future minimum rental commitments under all non-cancelable operating leases are as follows:

       YEAR ENDING DECEMBER 31
       2005.......................................................   $242,711
                                                                     ========

Future minimum lease payments under capital lease obligations at December 31, 2004 are as follows:

       Total minimum payments in 2005.........................   $  35,373
       Less amount representing interest......................        (401)
                                                                 ---------
       Total principal........................................      34,972
       Less portion due within one year.......................     (34,972)
                                                                 ---------
       Long-term portion......................................          --
                                                                 =========

       Net cash used by operating activities for the 2004 period was $11.4 million. The primary sources of operating cash in 2004 were the $0.5 million decrease in accounts receivable, $0.6 million increase in accounts payable, and $0.8 million increase in accrued expenses and the $0.4 million decrease in prepaid expenses and other current assets. Significant uses of cash included the $15.1 million net loss, adjusted for $2.2 million of depreciation and amortization, $2.7 million of amortization of discount on subordinated debentures, $0.8 million of equity based compensation, the $0.7 million loss on exchange of debt and $0.4 million of amortization of deferred financing costs, the $5.5 million increase in receivable due from Gores and the $0.2 million decrease in other assets. In an effort to further develop our Glowpoint network, we employ a staff of ten software and hardware engineers who evaluate, test and develop proprietary applications. Research and development expense, which includes the cost of the personnel in this group, the equipment that they use and their use of the network, totaled $1.1 million in the 2004 period. It is expected that research and development costs will remain flat in coming quarters as we design and develop new service offerings to meet customer demand, test new products and technologies across the network and develop and enhance on-line tools to make the customer/partner experience a satisfying and productive one.

       Investing activities for the 2004 period included purchases of $1.1 million for network, computer and videoconferencing equipment and leasehold improvements. Our network is currently built out to handle the anticipated level of subscriptions for 2005. Although we anticipate current expansion of the network, we have no significant commitments to make capital expenditures in 2005.

       Financing activities in the 2004 period included receipt of the $12.5 million of net proceeds from the February 2004 private placement of common stock and the $0.6 million of exercise proceeds related to stock options.

       We believe that our available capital as of December 31, 2004, together with our operating activities, will enable us to continue as a going concern through March 31, 2006.

       CRITICAL ACCOUNTING POLICIES

       We prepare our financial statements in accordance with accounting principles generally accepted in the United States. Preparing financial statements in accordance with generally accepted accounting principles requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclose contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The following paragraphs include a discussion of some critical areas in which critical accounting policies apply:

       REVENUE RECOGNITION

       We recognize service revenue related to our network subscriber service and the multipoint video and audio bridging services as service is provided. In February, 2004, we began billing subscription fees in advance and at December 31, 2004, we had deferred approximately $811,000 of this revenue. Because the non-refundable, upfront activation fees charged to the subscribers do not meet the criteria as a separate unit of accounting, they are deferred and recognized over a twenty-four month period (the estimated life of the customer relationship). At December 31, 2004, we had deferred approximately $207,000 of activation fees and approximately $175,000 of related installation costs. Revenues derived from other sources are recognized when services are provided or events occur.


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

       ALLOWANCE FOR DOUBTFUL ACCOUNTS

       We record an allowance for doubtful accounts based on specifically identified amounts that we believe to be uncollectible. We also record additional allowances based on certain percentages of our aged receivables, which are determined based on historical experience and our assessment of the general financial conditions affecting our customer base. If our actual collections experience changes, revisions to our allowance may be required. After all attempts to collect a receivable have failed, we write off the receivable against the allowance.

       LONG-LIVED ASSETS

       We evaluate impairment losses on long-lived assets used in operations, primarily fixed assets, when events and circumstances indicate that the carrying value of the assets might not be recoverable in accordance with Statement of Financial Accounting Standards ("SFAS") No. 144 "Accounting for the Impairment or Disposal of Long-lived Assets". For purposes of evaluating the recoverability of long-lived assets, the undiscounted cash flows estimated to be generated by those assets are compared to the carrying amounts of those assets. If and when the carrying values of the assets exceed their fair values, the related assets will be written down to fair value.

       GOODWILL AND OTHER INTANGIBLE ASSETS

       We follow SFAS No. 142, "Goodwill and Other Intangible Assets" in accounting for goodwill and other intangible assets. SFAS No. 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS 142 requires that we identify reporting units for the purposes of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with indefinite useful lives. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS No. 142 (see Note
7).

       RECENT ACCOUNTING PRONOUNCEMENTS

       In December 2004, the FASB issued SFAS No. 123R which addresses the accounting for transactions in which a company receives employee services in exchange for (a) equity instruments of the company or (b) liabilities that are based on the fair value of the company's equity instruments or that may be settled by the issuance of such equity instruments. It eliminates the ability to account for share-based compensation transactions using APB Opinion No. 25 and generally requires that such transactions be accounted for using a fair-value-based method. As permitted by the current SFAS No. 123, "Accounting for Stock-Based Compensation", we have been accounting for share-based compensation to employees using APB Opinion No. 25's intrinsic value method and, as such, we generally recognize no compensation cost for employee stock options. We are required to adopt SFAS No. 123R for the interim period beginning after June 15, 2005. Based on the current outstanding unvested number of stock options, we expect to record compensation charges totaling $2.0 million over the vesting period of the options. The adoption of this statement will have no impact on our cash flows.


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       In December 2004, the FASB issued SFAS No. 153, "Exchange of Nonmonetary
Assets", an amendment of APB Opinion No. 29, "Accounting for Nonmonetary Transactions". SFAS No. 153 is based on the principle that exchange of nonmonetary assets should be measured based on the fair market value of the assets exchanged. SFAS No. 153 eliminates the exception of nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS 153 is effective for nonmonetary asset exchanges in fiscal periods beginning after June 15, 2005. We are currently evaluating the provisions of SFAS No. 153 and do not believe that the adoption of SFAS No. 153 will have a material impact on our consolidated financial statements.

      In February 2006, the FASB issued SFAS 155, "Accounting for Certain Hybrid Financial Instruments". SFAS 155 amends SFAS 133 and SFAS 140, and addresses issues raised in SFAS 133 Implementation Issue No. D1, "Application of Statement 133 to Beneficial Interests in Securitized Financial Assets." SFAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. We are currently evaluating the implications of SFAS 155 on our financial statements.

INFLATION

       We do not believe inflation had a material adverse effect on the financial statements for the periods presented.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

       We have exposure to interest rate risk related to our cash equivalents portfolio. The primary objective of our investment policy is to preserve principal while maximizing yields. Our cash equivalents portfolio is short-term in nature; therefore changes in interest rates will not materially impact our consolidated financial condition. However, such interest rate changes can cause fluctuations in our results of operations and cash flows. There are no other material qualitative or quantitative market risks particular to us.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(a)      Financial Statements of Businesses Acquired.
         Not Applicable.

(b)      Pro Forma Financial Information.
         Not Applicable

(c)      Exhibits

         Exhibit No.       Description
         -----------       -----------
         Exhibit 99.1      Restated consolidated financial statements for year
                           ended 2004.

         Exhibit 99.2 Press release dated March 15, 2006 announcing Glowpoint's restated consolidated financial statements for year ended 2004.



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                                    SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    GLOWPOINT, INC.

                                    BY: /s/ Gerard E. Dorsey
                                        ---------------------------------------
                                        Gerard E. Dorsey
                                        Chief Financial Officer and Executive
                                        Vice President, Finance

Date: March 17, 2006




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